UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 17, 2013
(Date of Report - date of earliest event reported)

EQUAL ENERGY LTD.
(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-34759 (Commission File Number)	[TO COME] (I.R.S. Employer Identification No.)

2600, 500 - 4th Avenue S.W. Calgary, Alberta Canada (Address of Principal Executive Offices)		T2P 2V6 (Zip Code)

(403) 263-0262
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2013, Equal Energy Ltd. announced the appointment, effective February 1, 2013, of Mr. Scott Smalling as its Vice-President and Chief Financial Officer.  He will replace Dell Chapman, currently Senior Vice-President Finance and Chief Financial Officer, who will remain with Equal until the company has completed its year end audit and reporting requirements and its preparations for its annual general meeting of shareholders.  Equal issued a press release announcing Mr. Smalling’s appointment and Mr. Chapman’s departure, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to joining Equal, Mr. Smalling, age 38, has been the Treasury Manager for Devon Energy Corporation, an independent oil and gas exploration and production company, since 2000.  In such role, Mr. Smalling has been responsible for managing a multi-billion dollar cash investment portfolio and a multi-billion dollar commercial paper program. Mr. Smalling has also held positions in corporate finance and investor relations at Devon Energy Corporation.

There were no arrangements or understandings pursuant to which Mr. Smalling was selected as an executive officer of Equal.  There were no related party transactions to report between Mr. Smalling and Equal, and no family relationships with directors or executive officers of Equal.

In connection with his appointment, Mr. Smalling executed an offer letter (the “Offer Letter”) with Equal Energy US, Inc., a wholly-owned subsidiary of Equal.  Pursuant to the Offer Letter, Mr. Smalling’s starting base salary will be $190,000 per year, and his employment will commence on February 1, 2013.  Mr. Smalling will be eligible to earn a 2013 bonus pursuant to Equal’s bonus plan.  Any bonus earned for 2013 will be prorated based on Mr. Smalling’s employment date and partial year salary.

The Offer Letter also provides that Mr. Smalling will receive long term incentive grants of (i) a three year grant of 85,000 restricted shares under the terms of the Equal Energy Restricted Share and Performance Share Incentive Plan, which grant will vest on the 3 anniversaries following the grant (28,334 in 2014, 28,333 in 2015 and 28,333 in 2016), subject to the approval of Equal’s Board of Directors, and (ii) a four year stock option grant of 34,500 options to acquire Equal common shares under the terms of the Equal Energy Stock Option Plan, one-third of which grant will vest on each of the 3 anniversaries following the grant.  Such stock options will expire on the anniversary date of the grant in 2017, and the strike price of the option grant will be based upon the closing trading price of the Equal common shares on the last trading day preceding the date of the grant, subject to the approval of Equal’s Board of Directors.

Pursuant to the Offer Letter, Mr. Smalling will be entitled to five weeks of vacation per year and covered parking, as well as participation in Equal’s health insurance plan and other benefit plans generally available to Equal’s United States employees, including, without limitation, Equal’s 401(k) Plan and the Equal Energy Savings Plan.

Equal anticipates entering into its standard form Executive Employment Agreement with Mr. Smalling, which agreement will provide that Mr. Smalling will be entitled to 18 months base salary plus any bonus earned on a pro rata basis. in the event that Mr. Smalling’s employment is terminated as a result of a change of control of Equal or for reasons other than voluntary resignation or just cause.

A copy of the Offer Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description

10.1               Offer Letter, dated January 11, 2013
99.1	Press Release, dated January 17, 2013, regarding appointment of Scott Smalling and departure of Dell Chapman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      January 21, 2013

EQUAL ENERGY LTD.

By:	/s/ Dell Chapman_______________
Name: Dell Chapman Title: Chief Financial Officer